Framework Digital Advisors LLC
Louis Camhi, Chief Investment Officer
347 5th Avenue, Suite 1402-700
New York, NY 10016
Mobile: (917) 300-0081
February 17, 2026

Board of Trustees
ETF Opportunities Trust
8370 Stony Point Parkway, Suite 205
Richmond, VA 23235

RE: ETF Opportunities Trust (the “Trust”) – Fee Waiver for the GSR ETFs listed below (collectively, the “Funds”)

Dear Trustees:

This letter confirms the agreement of Framework Digital Advisors, LLC (“Adviser”) to waive its investment advisory fee under the Investment Advisory Agreement between the Adviser and the Trust with respect to the Funds as set forth below:

Fund	Gross Advisory Fee Rate	Fee Waiver
GSR Crypto StakingMax ETF	1.50%	50 basis points
GSR Digital Assets Treasury Companies ETF	1.50%	50 basis points
GSR Ethereum YieldEdge ETF	1.25%	25 basis points
.

The Trust and the Adviser agree that the foregoing fee waiver for each Fund is effective from the date each Fund commences investment operations through March 31, 2027. This waiver may only be terminated by the Fund’s Board of Trustees (and not by the Adviser) prior to such date.

Your signature below acknowledges acceptance of this letter agreement:

Framework Digital Advisors, LLC

By:	/s/ Louis Camhi
Name:	Louis Camhi
Title:	Chief Executive Officer and Chief Investment Officer

ETF Opportunities Trust

By:	/s/ David A. Bogaert
Name:	David A. Bogaert
Title:	President

4929-0204-0694, v. 2